Exhibit 99.2

PRESS RELEASE

DATE:              January 27, 2011

CONTACT:      Rory G. Ritrievi
           President & Chief Executive Officer
           Mid Penn Bancorp, Inc.
           349 Union Street
           Millersburg, PA   17061
(717)	692-2133

ABEL AND BOYER APPOINTED TO MID PENN BANCORP, INC.
AND MID PENN BANK BOARDS OF DIRECTORS

 (Millersburg, PA) – Edwin D. Schlegel, Chairman of Mid Penn Bancorp, Inc. (NASDAQ:  MPB) and Mid Penn Bank, announced the appointment of Robert A. Abel and Steven T. Boyer to the Boards of Directors of the Bank and its Holding Company effective January 26, 2011.

Robert Abel, Certified Public Accountant (CPA) and Certified Specialist in Estate Planning (CSEP), is a Principal and Shareholder of Brown Schultz Sheridan & Fritz of Camp Hill, Pennsylvania, providing tax, audit, and consulting services.  He has written many articles and participated in seminars on topics such as estate planning, wealth transfer, and financial planning for the closely held corporation.  He received a Bachelor of Science Degree from Shippensburg University, from which he graduated Summa Cum Laude.  He is a member of the AICPA, PICPA, and various other professional organizations.  He is also a member of Mid Penn Bank’s Capital Region Business Development Advisory Board.  He served as Past Chairman of the Harrisburg Area YMCA.  Abel resides in Enola, with his wife, Julie.  They have three children and one grandchild.

Steven Boyer is President of the Cutting Tool Divisions of Alvord-Polk, Inc. of Millersburg, Pennsylvania.  He is a College of Business Administration graduate from the Pennsylvania State University.  Boyer is a member of the National Aerospace Standards Committee and served on the Board of Directors of the United States Cutting Tool Institute from 2002 to 2007.  Boyer is actively involved in the Millersburg community, currently serving as the Head Coach of the Millersburg High School Football Team, a Board Member of the Maroon & Gold Foundation, a member of the Millersburg Lions Club, and a member of David’s Community Bible Church in Millersburg.  Boyer is a lifelong resident of Millersburg, where he resides with his wife, Trisha.  They have two sons.

Mid Penn Bank has been an independently owned community bank since 1868 and continues to operate from its original location at 349 Union Street, Millersburg, Dauphin County, Pennsylvania.  The Bank presently has 14 banking offices in Dauphin, Cumberland, Northumberland and Schuylkill Counties, providing local service, decision-making and support for the communities it serves.  For more information about Mid Penn, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.